Exhibit 99.1

Dominion Contacts:	Laura Edge Kottkamp, Investors or Analysts
Laura.E.Kottkamp@dom.com
(804) 819-2254

Chet Wade, Media
Chet.Wade@dom.com
(804) 775-5697 or (804) 771-6115

Equitable Contacts:	Patrick Kane, Investors or Analysts
(412) 553-7833

David Spigelmyer, Media
(412) 553-5738

DOMINION, EQUITABLE TERMINATE AGREEMENT
FOR SALE OF PEOPLES, HOPE GAS UTILITIES

•                  Dominion to pursue other offers for purchase of the two utilities

•                  Equitable cites need to focus on other significant organic growth opportunities

RICHMOND, Va. and PITTSBURGH, Pa.(January 15, 2007) — Dominion (NYSE: D) and Equitable Resources, Inc. (NYSE: EQT) announced today that they have terminated their agreement for the purchase of the Dominion Peoples and Dominion Hope natural gas distribution companies by Equitable.

“Given the continued delay in achieving the final regulatory approvals for this transaction, we believe it is best to terminate our agreement,” Thomas F. Farrell II, Dominion chairman, president and chief executive officer, and Murry S. Gerber, Equitable chairman and chief executive officer, said in a joint statement. “While we remain convinced that customers would have benefited from the transaction and are disappointed that it could not be completed in a timely manner, we recognize that it is time to move forward.”

Dominion also announced that it plans to seek other offers for the purchase of the utilities.

“These are high-quality assets,” Farrell said. “Dominion has received a number of unsolicited inquiries in recent months from others expressing an interest in acquiring Dominion Peoples and Dominion Hope. We now will contact those companies as well as other potential buyers. In light of the regulatory groundwork done since the agreement with Equitable was announced, we anticipate moving quickly to seek the required approvals once a new buyer has been identified.”

In making its decision, Equitable cited the need to focus on significant organic growth opportunities in other parts of its business.

“We have decided to focus our growth efforts on exciting strategic opportunities for expanded horizontal drilling and infrastructure development in the Appalachian Basin,” Gerber said. “That growth will add jobs and contribute substantially to the economic revitalization of western Pennsylvania and the other communities in which we invest.”

Dominion and Equitable in March 2006 announced a sales agreement for about $970 million plus adjustments to reflect capital expenditures and changes in working capital. The Pennsylvania Public Utility Commission approved the sale of Dominion Peoples in April 2007.   Approval of the Dominion Hope sale is still pending before the West Virginia Public Service Commission. The Federal Trade Commission (FTC) opposed the sale in Pennsylvania.  On May 14, 2007, a federal judge ruled against the FTC’s request for an injunction to prevent the Dominion Peoples sale. The FTC appealed this ruling to the U.S. Third Circuit Court of Appeals.  On June 1, 2007, the Third Circuit granted the FTC’s request to enjoin the sale pending the court’s decision. The FTC’s appeal remains pending before the Third Circuit.

Dominion Peoples serves about 359,000 homes and businesses in Pennsylvania from its headquarters in Pittsburgh, and Dominion Hope serves about 115,000 homes and businesses in West Virginia from its headquarters in Clarksburg, W.Va. Together, they serve less than 12 percent of Dominion’s 4 million electric and natural gas local distribution customer accounts in the Mid-Atlantic and Midwest.

Goldman, Sachs & Co. will remain as Dominion’s financial adviser in any transaction and McGuireWoods LLP will provide legal services.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 26,500 megawatts of generation, 7,800 miles of natural gas transmission pipeline and 1 trillion cubic feet equivalent (Tcfe) of proved natural gas and oil reserves. Dominion also owns and operates the nation’s largest underground natural gas storage system with about 960 billion cubic feet of storage capacity and serves retail energy customers in 11 states. For more information about Dominion, visit the company’s Web site at http://www.dom.com.

Equitable Resources is an integrated energy company with emphasis on Appalachian area natural gas supply, gathering, processing, transmission and distribution. For information, please visit Equitable’s website, http://www.eqt.com.

Cautionary Statement

Disclosures in this press release contain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the forgoing, forward-looking statements contained in this press release specifically include Equitable’s organic growth opportunities. A variety of factors could cause Equitable’s actual results to differ materially from the anticipated results. The risks and uncertainties that may affect the results of Equitable’s forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,”, of Equitable’s Form 10-K for the year ended December 31, 2006.

Any forward-looking statement speaks only as of the date on which such statement is made and Equitable does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.